UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 12. Results of Operations and Financial Condition.

The following consists of Caterpillar Inc.'s First-Quarter Results released on April 22, 2004. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

April 22, 2004

FOR IMMEDIATE RELEASE

Caterpillar first-quarter sales and revenues up 34 percent; profit more than triples;
Company raises full-year profit outlook

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported record first-quarter 2004 sales and revenues of $6.47 billion and record first-quarter profit per share of $1.16.

Sales and revenues of $6.47 billion were up 34 percent compared to $4.82 billion in the first quarter of 2003. The increase was primarily due to higher Machinery and Engines volume of $1.33 billion, a favorable Currency impact on sales of $176 million (due mainly to the stronger euro), favorable Price Realization of $74 million and higher Financial Products revenues of $68 million.

Profit of $412 million or $1.16 per share was up $283 million compared to $129 million or $0.37 per share in the first quarter of 2003. The profit increase was due primarily to a $405 million favorable profit impact of higher Sales Volume, higher price realization of $74 million and the absence of $49 million in Non-Conformance Penalties (NCPs) recorded in the first quarter 2003. These favorable items were partially offset by higher Core Operating Costs of $77 million, higher Retirement Benefits of $55 million and the net unfavorable impact of currency of $50 million.

"We have made tremendous productivity gains in the last few years, and we continue to benefit from a lean and efficient workforce. While there were some higher costs related to surging volume, we leveraged 6 Sigma disciplines to help overcome supply chain bottlenecks and meet stronger than expected demand. Our record first-quarter results show that people are making a positive difference across the entire value chain," said Caterpillar Chairman and CEO Jim Owens.

"We remain focused on managing our cost structure as the economy recovers, ensuring we deliver outstanding results over the business cycle. We will continue to rely on our 6 Sigma culture to ensure we are growing profitably. We now have more than 2,700 trained Black Belts, who are launching thousands of new projects this year as we continue to demonstrate the value of 6 Sigma in achieving our business strategy. Virtually all of our employees are involved in 6 Sigma and engaged in making continuous improvement a way of life," continued Owens.

"It appears the world economy will have one of the strongest, broadest recoveries in years. Economic stimulus in the United States is producing strong growth and the Asian economies are improving on last year's outstanding performance. Low interest rates throughout the world and higher commodity prices are encouraging much needed construction spending and investments in the mining industry. Sales opportunities are increasing and we are exceptionally well positioned to benefit with our broad product offerings and strong global dealer network. We anticipate that keeping pace with volume growth will require additional hiring through the remainder of the year," Owens said.

2004 Outlook

In our previous outlook, we expected sales and revenues to increase about 12 percent and profit per share to be up about 40 percent compared to 2003. We now expect sales and revenues to increase about 20 percent and profit per share to be up 65 to 70 percent compared to 2003.

Included in this outlook are worldwide machine price increases of 2 to 3 percent that have been communicated to dealers with an effective date of July 1, 2004. Our outlook also factors in a timely ratification of a new 6-year labor agreement between Caterpillar and the United Auto Workers, which will enable our mid-western U.S. facilities to remain competitive and succeed long-term. "We have made solid progress in our negotiations with representatives of the United Auto Workers, resulting in a contract offer that is fair to all employees. Our priority, as it always has been, is to continue to supply and support our customers and dealers," said Owens.

We expect to deliver 6.5 to 7 percent Return on Sales and Revenues in 2004 as compared to 4.8 percent in 2003 despite an increase in retirement benefits of about $250 million and pressure on core operating costs associated with supporting higher than anticipated volumes.

(Complete outlook begins on page 8.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on pages 11-13; first occurrence of terms shown in bold italics.

DETAILED ANALYSIS
FIRST QUARTER 2004 COMPARED WITH FIRST QUARTER 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between first quarter 2003 (at left) and first quarter 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and Revenues
(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific
First Quarter 2004
Machinery	$4,152	$2,283	$963	$295	$611
Engines[1]	1,850	870	559	195	226
Financial Products[2]	465	334	83	21	27

	$6,467	$3,487	$1,605	$511	$864

First Quarter 2003
Machinery	$2,935	$1,532	$787	$183	$433
Engines[1]	1,489	676	494	123	196
Financial Products[2]	397	285	70	24	18

	$4,821	$2,493	$1,351	$330	$647

1 Does not include internal engine transfers of $374 million and $321 million in first quarter 2004 and first quarter 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

2 Does not include revenues earned from Machinery and Engines of $37 million and $43 million in first quarter 2004 and first quarter 2003, respectively.

Machinery sales were $4.15 billion, an increase of $1.22 billion or 41 percent from first quarter 2003. Sales volume was up about 36 percent while the favorable impact of currency accounted for about 4 percent and improved price realization added about 1 percent. Sales in North America increased 49 percent from first quarter 2003, 45 percent due to higher volume and the remainder due to improved price realization. Volume benefited from higher dealer deliveries into construction and mining, the result of improved economic conditions in those sectors. In addition, dealers added more to inventories than they did last year to support higher deliveries. Sales in EAME increased 22 percent, benefiting from both the favorable currency impact of a stronger euro and higher sales volume. Major contributors to the volume gain were increased dealer deliveries into the construction sectors of oil-producing countries in Africa/Middle East and increased replacement demand particularly from rental fleets in Europe. In Latin America, sales were 61 percent higher than last year, resulting almost entirely from increased deliveries into mining. In Asia/Pacific, sales rose 41 percent from last year as dealer deliveries increased in many countries and dealers built inventories to support anticipated higher demand.

Engines sales were $1.85 billion, an increase of $361 million or 24 percent from first quarter 2003. Sales volume was up about 18 percent, the favorable impact of currency accounted for about 4 percent and improved price realization added about 2 percent. Stronger economic and investment growth bolstered sales in all geographic regions. The North American sales gain of 29 percent was led by a 41 percent increase in sales of on-highway truck engines compared to last year's first quarter which was negatively impacted by truck manufacturers buying engines before the October 2002 engine emission regulations became effective. North American sales to the electric power sector increased 40 percent while sales to the petroleum sector rose 7 percent. Sales in EAME rose 13 percent mostly due to 39 percent growth in engine sales in the petroleum sector and 37 percent stronger demand for engines sold into the electric power sector which more than offset lower sales into the marine and industrial sectors. Sales rose 59 percent in Latin America with 70 percent growth in engine sales into the electric power sector and 47 percent growth in engine sales in the petroleum sector. Widespread economic growth contributed to the 15 percent sales increase in Asia/Pacific where engine sales into the electric power sector more than doubled helped by surging investment. Globally, engine sales into the electric power sector rose 51 percent, aided by widespread industry growth and the favorable effects of currency. Engine sales into the global on-highway truck and bus sector rose 43 percent due to stronger industry demand and improved price realization. Sales into the petroleum sector were up 15 percent. Global sales of industrial engines were up 4 percent due to favorable effects of currency which more than offset lower volume as key customers bought engines in fourth quarter 2003 before the final European Tier II emissions law went into effect in January 2004. Global sales of marine engines were 3 percent below last year as customers moved some orders for large reciprocating engines from first quarter 2004 into the second quarter.

Financial Products revenues were $465 million, an increase of $68 million or 17 percent from first quarter 2003. The increase was due primarily to the favorable impact of $57 million from continued growth of Earning Assets at Cat Financial and an $11 million increase in earned premiums and fees on extended service contracts at Cat Insurance. These favorable items were partially offset by a $19 million impact of lower interest rates on new and existing finance receivables at Cat Financial.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between first quarter 2003 (at left) and first quarter 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions and most industries positively impacted operating profit by $405 million. Improved price realization of $74 million reflected the favorable impact of modest price increases taken on most machines, parts and engines. Operating profit was also favorably impacted by $49 million due to the absence of NCPs that were recorded in the first quarter 2003.

Partially offsetting the favorable items were $77 million in higher core operating costs, a $68 million unfavorable impact of currency on operating profit due primarily to the continued weakening of the dollar compared with the British pound and the Japanese yen and $55 million of higher retirement benefits.

The increase in core operating costs reflects higher spending to support volume growth including higher steel prices, production ramp-up, material expediting costs and general support costs to meet current demand. In addition, higher incentive compensation due to increasing our outlook above what was originally anticipated and increased spending on product development programs also contributed to higher core operating costs. These unfavorable items were partially offset by the positive impact of continued material cost reductions.

Operating Profit
(Millions of dollars)	First Quarter 2003	First Quarter 2004
Machinery[1]	$218	$452
Engines[1]	(54)	40
Financial Products	77	105
Consolidating Adjustments	(19)	(23)

	$222	$574

1 Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Machinery operating profit was up $234 million, or 107 percent, from first quarter 2003. The favorable impact of higher sales volume and improved price realization were partially offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit was up $94 million from first quarter 2003. The favorable impact of the absence of NCPs, higher sales volume and improved price realization were partially offset by higher retirement benefits.

Financial Products operating profit was up $28 million, or 36 percent from first quarter 2003. The increase was primarily due to a $20 million impact from the growth of earning assets and a favorable change in gain/loss on sale of equipment returned from lease of $8 million at Cat Financial.

OTHER PROFIT/LOSS ITEMS
Interest expense excluding Financial Products was $9 million lower compared to first quarter 2003 primarily due to lower borrowing rates.

Other income/expense was income of $47 million compared with income of $18 million in first quarter 2003. The favorable change was mostly due to the favorable impact of Machinery and Engines currency gains and the favorable impact of commodity hedges.

Caterpillar's profit and cash flows are subject to fluctuation due to changes in foreign exchange rates and the company uses currency forward and option contracts to reduce the risk of fluctuations in exchange rates. The impact of currency in the first quarter on Machinery and Engines other income/expense was favorable $18 million reducing the net unfavorable profit before tax impact of currency to $50 million.

The provision for income taxes in the first quarter reflects an estimated annual tax rate of 28 percent for 2004. We are anticipating a 28 percent rate for the full year compared to 27 percent in 2003 primarily due to a change in our geographic mix of profits. This annual tax rate is based on currently enacted legislation and therefore includes existing Extraterritorial Income Exclusion (ETI) provisions for 2004.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit $2 million over first quarter a year ago.

EMPLOYMENT

 At the end of first quarter 2004, Caterpillar's worldwide employment was 70,815 compared with 67,063 one year ago. The higher employment is necessary to support our increased volume and growing Caterpillar Logistics operations in addition to the impact of acquiring a controlling interest in Hindustan Powerplus Ltd.

OTHER SIGNIFICANT EVENTS
On April 8, 2004, the company made a cash contribution of almost $500 million into its U.S. pension plans in support of retirement benefit obligations. Robust cash flow due to improved profit, excellent performance by its pension fund managers and a strong financial position have allowed Caterpillar to improve the funded position of its pension plans.

OUTLOOK

SALES AND REVENUES OUTLOOK

 We project company sales and revenues will increase about 20 percent from 2003, up from the previous forecast of 12 percent growth. Machinery and Engines volume is expected to increase about 16 percent and the favorable impact of currency is expected to contribute about 2 percent with the remainder coming from improved price realization and Financial Products revenues. Included in this outlook are worldwide machine price increases of 2 to 3 percent that have been communicated to dealers with an effective date of July 1, 2004. The outlook factors in a timely ratification of a new 6-year labor agreement between Caterpillar and the United Auto Workers, which will enable our mid-western U.S. facilities to remain competitive and succeed long-term.

The world economy is in a vigorous recovery and global economic growth should be about 4 percent this year, up from 2.5 percent last year. All regions are improving but the recovery in the Euro-zone economy is still weak. Industrial production in many developing countries increased significantly over the past year, often at double-digit rates.

Interest rates are the lowest in decades in many countries and we anticipate little change through the rest of the year. Despite increases in commodity and some asset prices, broad inflation measures are within Central Bank targets. As a result, we expect that Central Banks will be cautious about tightening policies and that any increases in interest rates would be modest and not significant enough to undermine economic recoveries that are underway.

The world economy should provide a favorable climate for our businesses. We expect continued low interest rates will encourage more replacement buying as well as drive recoveries in housing and nonresidential construction. Rising personal incomes and corporate profits should also benefit construction.

Recent increases in coal and metals prices have prompted mining sectors in most countries to increase investments. Further increases in industrial production in addition to tight supplies should help to maintain prices at favorable levels. We expect the mining recovery to strengthen further.

We expect company sales and revenues to continue to be strong in future quarters but year-over-year comparisons should reflect smaller increases than in the first quarter. Sales and revenues strengthened significantly over the course of 2003 and we do not expect sales and revenues in the remaining quarters of 2004 to improve as rapidly as they did last year.

 North America (United States and Canada)
 U.S. economic data were often weaker than expected at the beginning of the year but improved as the quarter progressed. We believe first quarter growth was around 4 percent and growth should improve further in subsequent quarters resulting in full year growth of about 4.5 to 5 percent. Canada, which has had to reverse recent interest rate hikes, should have economic growth near 3 percent this year.

We estimate that Machinery and Engines sales will increase about 32 percent in 2004. Positives include continued strong demand for housing, a recovery in commercial construction and increased funding for highways. Coal mining should benefit from stronger demand and increases in spot prices. We expect the North American on-highway truck and bus industry will benefit from low financing costs, higher freight-handling requirements and improved fleet operating profits. Stronger economic growth is expected to support increases in all North American engine industries.

 EAME
 While Euro-zone economies were weaker than expected in the first quarter, we expect some improvement in coming quarters. In addition, other European economies are experiencing stronger recoveries, which should keep overall European economic growth near 2 percent this year. Economies in both Africa/Middle East and the CIS should benefit from high commodity prices.

We estimate that Machinery and Engines sales in EAME should rise about 9 percent in 2004. In Europe, economic recovery and low interest rates should support increased replacement buying and the expansion of rental fleets. We anticipate that sales in both Africa/Middle East and the CIS will benefit from the positive impact that high commodity prices are having on economic growth. Finally, the ongoing favorable impact of the strong euro is expected to contribute 2 percent to sales.

Latin America
 Economies recovered late last year and we expect economic growth will improve to about 4 percent this year - the highest since 2000. The stronger world economy is boosting regional exports, higher metals prices should encourage more investment in mining and foreign investors are returning. As a result of the economic recovery, we project that sales of Machinery and Engines should be up about 15 percent in 2004.

Asia/Pacific
 The region should remain the fastest growing in the world this year with about 6.5 percent growth. China's economy could slow a bit in response to modest tightening in economic policies but faster growth in most other countries should more than offset this slowing. Exports should benefit from the worldwide economic recovery and low local interest rates should encourage more domestic spending.

We expect sales of Machinery and Engines to increase around 16 percent in 2004. The sizable mining sector, which had a strong first quarter, should continue to do well. Low interest rates and higher standards of living should benefit housing and commercial construction. Strong economic growth in China has resulted in widespread electric power shortages and we expect sales into this sector should benefit.

Financial Products
 We expect continued growth in Financial Products for the remainder of 2004, with revenues expected to increase approximately 10 percent versus 2003 primarily due to higher average earning assets in 2004. New financing activity growth is primarily due to expected improvement in Machinery and Engines sales and other growth initiatives.

 PROFIT OUTLOOK

 We now expect profit per share to be up 65 to 70 percent from 2003, compared to about 40 percent in the previous outlook. We expect to deliver 6.5 to 7 percent Return on Sales and Revenues in 2004 as compared to 4.8 percent in 2003 despite an increase in retirement benefits of about $250 million and pressure on core operating costs associated with supporting higher than anticipated volumes. Due to this improved profitability and our solid financial position, we expect strong operating cash flow in 2004.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and original equipment manufacturers (OEMs) to meet the demands of their customers, the end users. Due to time lags between our sales and the deliveries to end users we believe this information will help readers better understand our business and the industries we serve. All information provided in the supplemental section is in Constant Dollars.

Dealer New Machine Deliveries
 Worldwide dealer deliveries of new machines to end users in first quarter 2004 were 37 percent higher than the same quarter last year and 19 percent above the previous first quarter high in 1998. Gains were widespread, occurring in all regions and in most industries. In particular, deliveries into mining had a broad, strong recovery.

Dealers in North America increased machine deliveries 43 percent, the biggest year-over-year gain since the current recovery in deliveries started in first quarter 2003. Factors which supported growth in 2003 such as replacement buying, upgrading of rental fleets and increased construction activity continued this quarter. In addition, the depressed coal mining sector showed improvement.

Deliveries into North American general construction were up 56 percent from last year. Low mortgage interest rates and higher prices for new homes caused housing starts to increase 12 percent while nonresidential building construction appeared to bottom. Dealer deliveries into heavy construction were up 53 percent, driven by continued strong highway and sewer and water construction. Increased production and prices for quarry and aggregates caused dealer deliveries into that industry to rise 5 percent. A robust housing industry boosted lumber prices leading to a 60 percent increase in dealer deliveries into forestry. Mining, buoyed by rebounds in both coal production and prices, had a 52 percent increase in dealer deliveries compared to last year. Deliveries into industrial applications increased 23 percent, the result of higher industrial production.

EAME dealer deliveries of new machines in first quarter 2004 rose 19 percent from last year. Europe, despite a slow recovery, had a 19 percent increase which was heavily weighted toward deliveries into rental fleets. Deliveries into Africa/Middle East surged 33 percent, largely into those countries with sizable energy and commodity sectors as higher prices generated the income needed to finance investments. Partially offsetting those two increases were deliveries into the CIS, which tend to be volatile fell 28 percent from a strong first quarter last year.

In Latin America, new machine deliveries increased 49 percent. The mining sector, responding to significant increases in output prices, accounted for all the gain. Recoveries in most countries started fairly recently and have not yet progressed sufficiently to allow recoveries in construction.

In Asia/Pacific, dealer deliveries to end users improved 39 percent from a strong first quarter 2003. Strength in the region was pervasive as most countries and industries showed improvement. China continues to do well and many of the other large economies in the region had double-digit gains in dealer deliveries. Low interest rates and fast economic growth are boosting construction activity and deliveries into mining rose sharply due to higher output prices.

Dealer Inventories of New Machines
 Worldwide dealer inventories at the end of first quarter 2004 were higher than a year earlier in all regions. However, increases in inventories failed to keep pace with deliveries, causing inventory to delivery ratios to decline in all regions.

Engine Deliveries to End Users and OEMs
 Worldwide engine deliveries to end users and OEMs in the first quarter of 2004 rose 20 percent compared to deliveries in first quarter 2003. Stronger economic growth, higher corporate profits and rising business and investor confidence supported improving global investment and industry conditions. Increased engine deliveries to the electric power, on-highway truck and petroleum sectors more than offset lower deliveries of engines to the industrial and marine sectors.

Worldwide engine deliveries to end users in the electric power sector rose 37 percent with stronger sales in all geographic regions. Truck engine deliveries rose 28 percent with all of the gain occurring in the Americas where industry demand strengthened. Worldwide deliveries to end users in the petroleum sector rose 17 percent due to stronger industry demand caused by very favorable energy prices. Global deliveries of industrial engines declined 8 percent partially due to a fourth quarter 2003 pre-buy and a shift in product mix to smaller engines. Worldwide marine engine deliveries were down 3 percent due to delayed demand for large reciprocating engines used in ocean-going vessels.

In North America, engine deliveries to end users and OEMs were up 20 percent from first quarter 2003. Engine deliveries to the electric power, industrial, petroleum and on-highway truck sectors all rose. Engines delivered to North American truck and bus manufacturers rose 27 percent with all of the growth caused by stronger industry demand associated with higher fleet operating profits and more confidence in new engine emissions technologies. Caterpillar maintained its leadership position in the North American on-highway truck and bus industry. Engine deliveries to end users and OEMs in the industrial sector increased 19 percent helped by stronger industry demand as corporate profits and business investment continued to strengthen. Deliveries of engines to the electric power sector rose 11 percent as most of the gain came from robust demand for turbines sold to industrial cogeneration applications. Deliveries of engines to the petroleum sector rose 10 percent, positively impacted by robust industry profits caused by favorable energy prices. Deliveries of engines to the marine sector declined 3 percent due to lower demand for large reciprocating engines used in ocean-going vessels.

In EAME, overall engine deliveries to end users and OEMs rose 6 percent with higher deliveries to the petroleum and electric power sectors accounting for all of the overall sales gain. Petroleum deliveries rose 46 percent and deliveries to the electric power sector rose 16 percent. EAME deliveries of large engines gained from particular strength in the Middle East. Deliveries to the Middle East remained strong due to favorable oil prices and revenues and continuing reconstruction efforts. EAME deliveries of engines to the industrial sector fell 15 percent resulting from weak economic growth in Western Europe and a fourth quarter 2003 pre-buy prior to the final European Tier II emissions laws going into effect in January 2004. Engine deliveries to the marine sector fell 17 percent due to lower demand for large engines used in ocean-going vessels.

Deliveries to end users and OEMs in Latin America rose 80 percent as economic and investment growth strengthened. Engine deliveries to the electric power, on-highway truck and industrial sectors more than doubled from deliveries in first quarter 2003 when Latin American economic growth was sluggish. Deliveries into the petroleum sector were up 42 percent and deliveries to the marine sector were up 19 percent. Deliveries of turbines to the electric power and petroleum sectors accounted for over half of the Latin American quarterly growth. Deliveries of turbines and turbine services to the Latin American electric power sector increased primarily in Venezuela where investments were made to reduce shortages of electrical capacity. Turbine services sales increased in the Latin American petroleum sector driven primarily by strong production demand for turbine aftermarket products.

Deliveries to end users and OEMs in Asia/Pacific were up 24 percent compared to last year with engine deliveries to the electric power sector more than doubling, 25 percent growth in marine primarily due to deliveries of large marine engines and 17 percent lower deliveries to the petroleum sector. Asia/Pacific demand for turbines used in the petroleum sector weakened from last year's strong levels due to shipment timing.

Dealer Inventories of Engines
 Worldwide dealer engine inventories at the end of the first quarter were 4 percent above last year and were at normal levels compared to selling rates. North American and Latin American dealers have continued to reduce their inventories and their respective inventories are at normal levels. EAME dealer inventories rose as dealers pre-positioned inventory to support expected Middle Eastern reconstruction efforts. Dealer inventories in Asia/Pacific rose as dealers ordered engines to cover expected sales.

GLOSSARY OF TERMS

  Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.

  Constant Dollars - The dollar value of machine and engine deliveries adjusted for changes in price and currency.

  Core Operating Costs - Machinery and Engines operating cost change adjusted for volume. It excludes the impact of currency, Non-Conformance Penalties and retirement benefits.

  Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to other income/expense, currency represents the period over period change in the translation of monetary assets and liabilities not denominated in the functional currency and the change in hedging gains/losses from foreign currency forward and option contracts. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

  EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

  Earning Assets - These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

  Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower
  (1 000 to 14 500 kilowatts).

  Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

  Latin America - Geographic region including the Central and South American countries and Mexico.

  Machinery - A principal line of business which includes the design, manufacture and marketing of construction, mining, agricultural and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

  Machinery and Engines - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

  Non-Conformance Penalties (NCPs) - Pursuant to a consent decree Caterpillar and other engine manufacturers entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002 for engines manufactured for on-highway use. Under the consent decree, an engine manufacturer was required to pay a non-conformance penalty (NCP) to the EPA for each engine manufactured after October 1, 2002 that did not meet the standards. The amount of the NCP was based on how close to meeting the standards the engine came - the more the engine was out of compliance, the higher the penalty per engine.

  Price Realization - The impact of net price changes excluding currency.

  Retirement Benefits - Cost of defined benefit pension plans, defined contribution plans and retirement healthcare and life insurance.

  Return on Sales and Revenues - Profit divided by Sales and Revenues.

  Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

  6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES
The following definition is provided for "non-GAAP financial measures" in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP, and therefore, is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines
 Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 17-20 reconciles Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

* * *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on April 22, 2004. This filing is available on our website at http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended
	March 31,
	2004	2003
Sales and revenues:
Sales of Machinery and Engines	$6,002	$4,424
Revenues of Financial Products	465	397

Total sales and revenues	6,467	4,821

Operating costs:
Cost of goods sold	4,699	3,630
Selling, general and administrative expenses	724	570
Research and development expenses	214	152
Interest expense of Financial Products	118	120
Other operating expenses	138	127

Total operating costs	5,893	4,599

Operating profit	574	222

Interest expense excluding Financial Products	57	66
Other income (expense)	47	18

Consolidated profit before taxes	564	174

Provision for income taxes	158	49

Profit of consolidated companies	406	125

Equity in profit (loss) of unconsolidated affiliated companies	6	4

Profit	$412	$129

Profit per common share	$1.20	$0.37
Profit per common share - diluted [1]	$1.16	$0.37
Weighted average common shares outstanding (thousands)
- Basic	342,612	344,316
- Diluted [1]	355,736	346,826
Cash dividends declared per common share	$-	$-

1 Diluted by assumed exercise of stock options, using the treasury stock method.
Certain amounts from prior periods have been reclassified to conform to current financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)
	Mar. 31,	Dec. 31,	Mar. 31,
	2004	2003	2003
Assets
Current assets
Cash and short-term investments	$368	$342	$327
Receivables - trade and other	3,751	3,666	2,896
Receivables - finance	7,989	7,605	6,741
Deferred and refundable income taxes	729	707	748
Prepaid expenses	1,351	1,424	1,237
Inventories	3,678	3,047	3,064

Total current assets	17,866	16,791	15,013

Property, plant and equipment - net	7,153	7,290	6,998
Long-term receivables - trade and other	109	82	71
Long-term receivables - finance	7,972	7,822	6,862
Investments in unconsolidated affiliated companies	817	800	792
Deferred income taxes	585	616	809
Intangible assets	234	239	279
Goodwill	1,400	1,398	1,402
Other assets	1,722	1,427	1,206

Total assets	$37,858	$36,465	$33,432

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$163	$72	$72
-- Financial Products	2,773	2,685	1,565
Accounts payable	3,309	3,100	2,375
Accrued expenses	1,636	1,638	1,597
Accrued wages, salaries and employee benefits	1,644	1,802	1,151
Dividends payable	-	127	-
Deferred and current income taxes payable	271	216	111
Long-term debt due within one year:
-- Machinery and Engines	6	32	33
-- Financial Products	3,398	2,949	3,842

Total current liabilities	13,200	12,621	10,746

Long-term debt due after one year:
-- Machinery and Engines	3,660	3,367	3,449
-- Financial Products	10,910	10,711	9,295
Liability for postemployment benefits	3,222	3,172	3,874
Deferred income taxes and other liabilities	532	516	429

Total liabilities	31,524	30,387	27,793

Stockholders' equity
Common stock	1,101	1,059	1,033
Treasury stock	(3,129)	(2,914)	(2,664)
Profit employed in the business	8,862	8,450	7,978
Accumulated other comprehensive income	(500)	(517)	(708)

Total stockholders' equity	6,334	6,078	5,639

Total liabilities and stockholders' equity	$37,858	$36,465	$33,432

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Three Months Ended March 31,
	2004	2003
Cash flow from operating activities:
Profit	$412	$129
Adjustments for non-cash items:
Depreciation and amortization	350	332
Other	(37)	17
Changes in assets and liabilities:
Receivables - trade and other	(197)	(115)
Inventories	(631)	(301)
Accounts payable and accrued expenses	260	248
Other - net	(59)	(92)

Net cash provided by operating activities	98	218

Cash flow from investing activities:
Capital expenditures -- excluding equipment leased to others	(106)	(86)
Expenditures for equipment leased to others	(240)	(261)
Proceeds from disposals of property, plant and equipment	206	160
Additions to finance receivables	(4,812)	(3,386)
Collection of finance receivables	3,854	2,995
Proceeds from the sale of finance receivables	264	269
Investments and acquisitions (net of cash acquired)	(13)	(17)
Other - net	(65)	(40)

Net cash used for investing activities	(912)	(366)

Cash flow from financing activities:
Dividends paid	(127)	(120)
Common stock issued, including treasury shares reissued	69	-
Treasury shares purchased	(250)	-
Proceeds from long-term debt issued	1,808	2,053
Payments on long-term debt	(913)	(985)
Short-term borrowings - net	220	(773)

Net cash provided by financing activities	807	175

Effect of exchange rate changes on cash	33	(9)

Increase (decrease) in cash and short-term investments	26	18

Cash and short-term investments at beginning of period	342	309

Cash and short-term investments at end of period	$368	$327

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$6,002	$6,002	$-	$-
Revenues of Financial Products	465	-	502	(37)[2]

Total sales and revenues	6,467	6,002	502	(37)

Operating costs:
Cost of goods sold	4,699	4,699	-	-
Selling, general and administrative expenses	724	595	140	(11)[3]
Research and development expenses	214	214	-	-
Interest expense of Financial Products	118	-	121	(3)[4]
Other operating expenses	138	2	136	-

Total operating costs	5,893	5,510	397	(14)

Operating profit	574	492	105	(23)

Interest expense excluding Financial Products	57	58	-	(1)[4]
Other income (expense)	47	16	9	22 [5]

Consolidated profit before taxes	564	450	114	-

Provision for income taxes	158	119	39	-

Profit of consolidated companies	406	331	75	-

Equity in profit (loss) of unconsolidated affiliated companies	6	5	1	-
Equity in profit of Financial Products' subsidiaries	-	76	-	(76)[6]

Profit	$412	$412	$76	$(76)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit due to equity method of consolidation.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$4,424	$4,424	$-	$-
Revenues of Financial Products	397	-	440	(43)[2]

Total sales and revenues	4,821	4,424	440	(43)

Operating costs:
Cost of goods sold	3,630	3,630	-	-
Selling, general and administrative expenses	570	476	114	(20)[3]
Research and development expenses	152	152	-	-
Interest expense of Financial Products	120	-	124	(4)[4]
Other operating expenses	127	2	125	-

Total operating costs	4,599	4,260	363	(24)

Operating profit	222	164	77	(19)

Interest expense excluding Financial Products	66	66	-	-
Other income (expense)	18	(4)	3	19 [5]

Consolidated profit before taxes	174	94	80	-

Provision for income taxes	49	20	29	-

Profit of consolidated companies	125	74	51	-

Equity in profit (loss) of unconsolidated affiliated companies	4	2	2	-
Equity in profit of Financial Products' subsidiaries	-	53	-	(53)[6]

Profit	$129	$129	$53	$(53)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit due to equity method of consolidation.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Three Months Ended March 31, 2004
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$412	$412	$76	$(76)[2]
Adjustments for non-cash items:
Depreciation and amortization	350	202	148	-
Undistributed profit of Financial Products	-	(76)	-	76 [3]
Other	(37)	(25)	(3)	(9)[4]
Changes in assets and liabilities:
Receivables - trade and other	(197)	(143)	39	(93)[4]
Inventories	(631)	(631)	-	-
Accounts payable and accrued expenses	260	228	(39)	71 [4]
Other - net	(59)	(116)	30	27 [4]

Net cash provided by (used for) operating activities	98	(149)	251	(4)

Cash flow from investing activities:
Capital expenditures -- excluding equipment leased to others	(106)	(101)	(5)	-
Expenditures for equipment leased to others	(240)	-	(240)	-
Proceeds from disposals of property, plant and equipment	206	7	199	-
Additions to finance receivables	(4,812)	-	(4,812)	-
Collection of finance receivables	3,854	-	3,854	-
Proceeds from the sale of finance receivables	264	-	264	-
Net intercompany borrowings	-	209	(6)	(203)[5]
Investments and acquisitions (net of cash acquired)	(13)	(13)	-	-
Other - net	(65)	(5)	(60)	-

Net cash provided by (used for) investing activities	(912)	97	(806)	(203)

Cash flow from financing activities:
Dividends paid	(127)	(127)	-	-
Common stock issued, including treasury shares reissued	69	69	-	-
Treasury shares purchased	(250)	(250)	-	-
Net intercompany borrowings	-	6	(209)	203 [5]
Proceeds from long-term debt issued	1,808	255	1,553	-
Payments on long-term debt	(913)	(25)	(888)	-
Short-term borrowings - net	220	91	129	-

Net cash provided by (used for) financing activities	807	19	585	203

Effect of exchange rate changes on cash	33	33	(4)	4 [6]

Increase (decrease) in cash and short-term investments	26	-	26	-
Cash and short-term investments at beginning of period	342	220	122	-

Cash and short-term investments at end of period	$368	$220	$148	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Elimination of the effect of exchange on intercompany balances.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Three Months Ended March 31, 2003
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$129	$129	$53	$(53)[2]
Adjustments for non-cash items:
Depreciation and amortization	332	205	127	-
Undistributed profit of Financial Products	-	(53)	-	53 [3]
Other	17	11	1	5 [4]
Changes in assets and liabilities:
Receivables - trade and other	(115)	(53)	(35)	(27)[4]
Inventories	(301)	(301)	-	-
Accounts payable and accrued expenses	248	43	170	35 [4]
Other - net	(92)	(62)	(7)	(23)[4]

Net cash provided by (used for) operating activities	218	(81)	309	(10)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(86)	(81)	(5)	-
Expenditures for equipment leased to others	(261)	-	(261)	-
Proceeds from disposals of property, plant and equipment	160	-	160	-
Additions to finance receivables	(3,386)	-	(3,386)	-
Collection of finance receivables	2,995	-	2,995	-
Proceeds from sale of finance receivables	269	-	269	-
Net intercompany borrowings	-	522	10	(532)[5]
Investments and acquisitions (net of cash acquired)	(17)	(7)	(10)	-
Other - net	(40)	(13)	(40)	13 [6]

Net cash provided by (used for) investing activities	(366)	421	(268)	(519)

Cash flow from financing activities:
Dividends paid	(120)	(120)	-	-
Common stock issued, including treasury shares reissued	-	-	13	(13)[6]
Net intercompany borrowings	-	(10)	(522)	532 [5]
Proceeds from long-term debt issued	2,053	79	1,974	-
Payments on long-term debt	(985)	(250)	(735)	-
Short-term borrowings - net	(773)	8	(781)	-

Net cash provided by (used for) financing activities	175	(293)	(51)	519

Effect of exchange rate changes on cash	(9)	(14)	(5)	10 [7]

Increase (decrease) in cash and short-term investments	18	33	(15)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$327	$179	$148	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our first-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
 A vigorous worldwide economic recovery is now underway and global economic growth is expected to be about 4 percent in 2004, or about 1 and one half percentage points more than in 2003. All regions are improving, although the recovery in the Euro-zone economy is still weak. Industrial production in many developing countries increased sharply over the past year, often at double-digit rates.

Low interest rates initiated economic recoveries and low inflation rates likely will encourage central bankers to be cautious about implementing any interest rate hikes. Modest interest rate hikes (less than 100 basis points) probably would not much affect the 2004 outlook. If, however, central bankers decide to raise interest rates significantly, the recovery would be less robust than assumed, likely weakening machinery and engine sales.

Recent increases in coal and metals prices have prompted mining sectors in most countries to increase investments. Further increases in industrial production, plus tight supplies, should maintain prices at favorable levels and cause the mining recovery to strengthen further. An unexpected, sharp decline in prices would harm the recovery.

U.S. economic data were often weaker than expected at the start of the year but improved as the quarter progressed. First quarter growth was probably 4 percent or more and growth should improve further, allowing full year growth between 4.5 and 5 percent. Canada, which has had to reverse recent interest rate hikes, should have economic growth near 3 percent this year. Positives for Machinery and Engines sales include continued strong demand for housing, a recovery in commercial construction, increased funding for highways and favorable metals and energy prices. Coal mining, benefiting from stronger demand and sharp increases in spot prices, should increase significantly. Should any of these factors change substantially, our sales probably would be weaker than assumed.

While Euro-zone economies were weaker than expected in the first quarter, we expect some improvement in coming quarters. In addition, other European economies are experiencing stronger recoveries, which should keep overall European economic growth near 2 percent this year, enough to help our sales. Economies in both Africa/Middle East and the CIS should benefit from another year of high commodity prices. As a result, we project some growth in Machinery and Engines sales in EAME in 2004. However, the European economy is still fragile and any slowing in economic growth could adversely impact sales. Growth in sales in both Africa/Middle East and CIS are highly dependent upon a continued high level of energy and other commodity prices.

The Japanese economy has been in recovery for eight consecutive quarters and our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to continue. We project economic growth of 3 percent in 2004, somewhat better than in 2003 and the best year since 1996. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would adversely affect our sales in that country and could have a negative impact on other economies, particularly those in the region.

Latin American economies recovered sharply late last year and we expect economic growth will improve to about 4 percent this year - the best year since 2000. The stronger world economy is boosting regional exports, higher metals prices should encourage more investment in mining and foreign investors are returning. As a result of the economic recovery, we project significant improvement in Machinery and Engines sales in 2004. Any slowing in world growth, collapse in commodity prices or sharp increases in interest rates would jeopardize the expected sales recovery.

The Asia/Pacific region should remain the fastest growing economic bloc in the world this year, with about 6.5 percent growth. China's economy could slow a bit in response to modest tightening in economic policies but faster growth in most other countries will more than compensate. Exports will benefit from the worldwide economic recovery and low local interest rates will encourage more domestic spending. We expect sales of Machinery and Engines to increase again in 2004. Either a rapid slowdown in the Chinese economy or intensified trade frictions is a sizable risk to the sales improvement expected.

Commodity Prices
 Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease some. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

While economic data are looking more favorable, central banks in most developed countries are still holding interest rates steady. Two (Reserve Bank of Australia and Bank of England) have implemented modest interest rate increases. Our outlook assumes that central banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout 2004. Should central banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
 Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices
 The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2004; more drastic reductions would adversely affect sales.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. In particular, our outlook assumes the timely ratification of a new 6-year labor agreement between Caterpillar and the United Auto Workers. If, for whatever reason, such an agreement is not ratified on a timely basis, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Our outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If for whatever reason the price increases are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.
April 22, 2004	By:	/s/ James B. Buda
James B. Buda Vice President